Exhibit 99.2

VETH PROPULSION HOLDING B.V. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousand euros)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	€925	€308
Accounts receivable, net	10,278	8,357
Inventories	19,623	16,476
Total current assets	30,826	25,141

Property, plant and equipment, net	1,316	1,215
Other assets	221	863

Total assets	€32,363	€27,219

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and customer deposits	€16,562	€13,228
Accrued liabilities	737	675
Total current liabilities	17,299	13,903

Business equity	15,064	13,316

Total liabilities and equity	€32,363	€27,219

See accompanying notes to unaudited condensed consolidated financial information.

VETH PROPULSION HOLDING B.V. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousand euros)

	For the six months ended
	June 30,	June 30,
	2018	2017
Net sales	€22,710	€18,123
Cost of goods sold	16,307	13,049
Gross profit	6,403	5,074
as a % of net sales	28.2%	28.0%

Marketing, engineering and administrative expenses	4,569	3,929
Income from operations	1,834	1,145
as a % of net sales	8.1%	6.3%

Other income (expense):	(2)	22

Income before income taxes	1,832	1,167

Income tax expense	351	231
effective income tax rate	19.2%	19.8%

Net income	€1,481	€936

See accompanying notes to unaudited condensed consolidated financial information.

VETH PROPULSION HOLDING B.V. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousand euros)

	For the six months ended
	June 30,	June 30,
	2018	2017

Cash flows from operating activities:
Net income	€1,481	€936
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	165	237
Changes in operating assets and liabilities
Trade accounts receivable	(1,921)	(1,849)
Inventories	(3,146)	(1,808)
Other assets	642	(66)
Accounts payable	3,334	672
Accrued liabilities	62	(145)

Net cash provided (used) by operating activities	617	(2,023)

Cash flows from investing activities:
Capital expenditures, net	(266)	(113)

Net cash used by investing activities	(266)	(113)

Cash flows from financing activities:
Long term debt borrowings	-	97
Net transfers from previous parent	266	2,185

Net cash provided by financing activities	266	2,282

Net change in cash	€617	€146

Cash, beginning of year	308	581

Cash, end of year	€925	€727

 See accompanying note to the unaudited condensed consolidated financial information.

VETH PROPULSION HOLDING B.V. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF BUSINESS EQUITY
June 30, 2018
(In thousand euros)

Balance as of December 31, 2017	€13,316
Net income	1,481
Net transfers from previous parent	267
Balance as of June 30, 2018	€15,064

See accompanying notes to the unaudited condensed consolidated financial information.

VETH PROPULSION HOLDING, B.V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(AMOUNTS IN THOUSAND EUROS)

A. BACKGROUND AND BASIS OF PRESENTATION

On July 2, 2018, Twin Disc, Incorporated (“Twin Disc” or the “Company”) acquired all of the outstanding common stock of Veth Propulsion Holding B.V. and its wholly-owned subsidiaries, Exploitatiemaatschappij Veth B.V., Veth Diesel B.V., Veth Electra B.V., Veth Propulsion B.V. and Veth Thrusters B.V. (“Veth Subsidiaries”, and together with Veth Propulsion Holding B.V., “Veth Propulsion”).

Veth Propulsion Holding B.V. was incorporated on June 12, 2018 to facilitate its acquisition by Twin Disc NL Holding, B.V., a wholly-owned Twin Disc subsidiary. Prior to the creation of Veth Propulsion Holding B.V., the Veth Subsidiaries operated under a privately held Dutch parent company.

Veth Propulsion is a global manufacturer of highly-engineered auxiliary propulsions and propulsion machinery for maritime vessels, including rudder propellers, bow thrusters, and generator sets based in the Netherlands. It primarily sells direct to the shipbuilder through a direct sales force that focuses on custom solutions and applications. It is also engaged in engine service and repair, and is a global supplier of main and auxiliary marine propulsion products.

The accompanying consolidated financial statements pertain to the historical operations and financial condition of the Veth Subsidiaries prior to the Twin Disc acquisition and were prepared in accordance with U.S. GAAP and for the purpose of complying with financial information required by the U.S. SEC. All significant intercompany transactions have been eliminated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such SEC rules and regulations. It is suggested that these financial information be read in conjunction with the audited consolidated financial informaion as of December 31, 2017 and notes thereto.

Because Veth Propulsion was not a legal entity prior to its incorporation on June 12, 2018, the business equity balances presented herein represent the net assets of the acquired business and are not historical balances of the stockholders’ equity of the Veth Subsidiaries under direct ownership by the previous parent company.

B. SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Foreign Currency Transactions

The functional currency of Veth Propulsion is the euro. Accordingly, the accompanying financial statements were prepared in euros. Gains and losses from foreign currency transactions are included in net income.

Cash

All highly liquid investments with original maturities of three months or less are considered to be cash equivalent.

Accounts Receivable

These represent trade accounts receivable and are stated net of an allowance for doubtful accounts. An allowance for doubtful accounts for certain customers where a risk of default has been specifically identified is recorded, as well as provisions determined on a general basis when it is believed that some default is probable and estimable.

Inventories

Inventories are valued at the lower of cost or net realizable value. Management specifically identifies obsolete products and analyzes historical usage, forecasted production based on future orders, demand forecasts, and economic trends, among others, when evaluating the adequacy of the reserve for excess and obsolete inventory.

Property, Plant and Equipment and Depreciation

Assets are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged against earnings as incurred. Expenditures for major renewals and betterments are capitalized and depreciated. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheet for cash, accounts receivable, notes receivable (included in other assets) and accounts payable approximate fair value primarily because of the short-term maturity of these financial instruments. If measured at fair value, cash would be classified as Level 1 and all other items listed above would be classified as Level 2 in the fair value hierarchy.

Revenue Recognition

Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the customer; the price to the customer is fixed or determinable; and collectibility is reasonably assured. Revenue is recognized at the time product is delivered to the customer, net of discounts and indirect taxes such as the VAT. Management has performed an assessment of the impact of ASC 606, Revenue from Contracts with Customers on its financial reporting. It does not anticipate that there will be a significant impact to its financial statements. It plans to adopt the new guidance in July 2018, the first period it is required to be in compliance.

Leases

Management has performed an assessment of the impact of the new leasing guidance under ASU 2016-02 on its financial reporting. It plans to adopt the new guidance in July 2018, and anticipates recording a right of use asset and corresponding liability in the approximate amount of €8,000 – €10,000.

Subsequent Event

Veth Propulsion’s policy is to evaluate subsequent events through the date the financial statements are available to be issued. Accordingly, management has evaluated subsequent events through August 29, 2018. These financial statements include relevant disclosures relating to the acquisition of Veth Propulsion by Twin Disc on July 2, 2018.

C. INVENTORIES

The major classes of inventories were as follows:

	June 30,	December 31,
	2018	2017
Raw materials	€12,238	€12,190
Work in progress projects	9,121	5,979
Reserve for obsolete and slow-moving inventories	(1,736)	(1,693)
	€19,623	€16,476

Work in progress projects pertain to custom designed projects commissioned by third party customers. They are carried at the accumulated actual costs, including raw materials, labor, and outsourced services, incurred to date. If accumulated costs exceed the revenue expected to be collected, an allowance for losses is accrued.

Veth Propulsion’s policy is to collect customer deposits upon acceptance of custom projects. These deposits are included in accounts payable and customer deposits in the accompanying balance sheet.

D. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment were as follows:

	June 30,	December 31,
	2018	2017
Machinery and equipment	€2,093	€2,030
Vehicles	1,135	1,092
Computer equipment, furniture and fixtures	965	891
Other	307	302
Total	€4,500	€4,315
Accumulated depreciation	(3,184)	(3,100)
	€1,316	€1,215

Depreciation expense for the six months ended June 30, 2018 and 2017 were €165 and €237, respectively. These amounts are included in marketing, engineering and administrative expenses.

E. OTHER ASSETS

This pertains to interest-bearing notes receivable from certain customers, some of which are covered by guarantees from a bank, with maturities ranging from 1 to 4 years, and interest rates ranging from 2% - 3.5%.

F. WARRANTY

Veth Propulsion products generally carry a one-year warranty against defective materials and/or workmanship. The warranty reserve is established based on management’s best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. When evaluating the adequacy of the reserve for warranty costs, management takes into consideration the term of the warranty coverage, historical claim rates and costs of repair, knowledge of the type and volume of new products and economic trends.

Warranty account movements are as follows:

	June 30
	2018	2017
Accrued warranty, beginning of the period	€428	€417
Provisions during the year	218	119
Claims	(167)	(153)
Accrued warranty, end of the period	€479	€383

G. PENSION AND BENEFIT PLANS

Multi-employer plan

Veth Propulsion employees in the Netherlands (approximately 150), participate in a multi-employer union plan, “Pensioenfonds Metaal & Techniek”, (“PMT”) determined in accordance with the collective bargaining agreements effective for the industry in which Veth Propulsion operates. This collective bargaining agreement expires on May 31, 2019 subject to modifications and automatic renewal provisions. This multi-employer union plan covers approximately 33,500 employers and approximately 378,000 contributing members. Veth Propulsion’s contribution to the multi-employer union plan is less than 5% of the total contribution to the plan as per the annual report for the year ended December 31, 2017. The plan monitors its risks on a global basis, not by company or employee, and is subject to regulation by Dutch governmental authorities. By law (the Dutch Pension Act), a multi-employer union plan must be monitored against specific criteria, including the coverage ratio of the plan assets to its obligations. This coverage ratio must exceed 104.3% for the total plan. Every company participating in a Dutch multi-employer union plan contributes a premium calculated as a percentage of its total pensionable salaries, with each company subject to the same percentage contribution rate. The premium can fluctuate yearly based on the coverage ratio of the multi-employer union plan. The pension rights of each employee are based upon the employee’s average salary during employment.

The coverage ratio of the multi-employer union plan increased to 101.8% as of June 30, 2018 (compared to 101.4% as of June 30, 2017). Because of the low coverage ratio PMT prepared and executed a “Recovery Plan” which was approved by De Nederlandsche Bank, the Dutch central bank, which is the supervisor of all pension companies in the Netherlands. The pension premium percentage is 22.6% in 2018 (23.0% in 2017). The coverage ratio is calculated by dividing the plan assets by the total sum of pension liabilities and is based on actual market interest.

Veth Propulsion accounts for the multi-employer plan as if it were a defined contribution plan. As the manager of the plan, PMT stated that its internal administrative systems do not enable PMT to provide its members with the required company-specific information in order to account for the plan as a defined benefit plan. Veth Propulsion’s net periodic pension cost for the multi-employer plan for any period is equal to the required contribution for that period. The amount contributed during the first six months of 2018 and 2017 were €784 and €711, respectively.

A contingent liability may arise from, for example, possible actuarial losses relating to other participating companies because each company that participates in a multi-employer plan shares in the actuarial risks of other participating companies or any responsibility under the terms of a plan to finance any shortfall in the plan if other companies cease to participate. If Veth Propulsion chooses to stop participating in the multi-employer plan, it may be required to pay a withdrawal liability.

Jubilee fund

Veth Propulsion maintains a jubilee fund, which is a fund established to pay benefits when employees reach applicable jubilee or service milestones. The fund is determined based on a probability of qualified employees reaching anniversary milestones. The fund balances as of June 30, 2018 and December 31, 2017 were €258 and €246, respectively.

H. LINES OF CREDIT

The Veth Subsidiaries, as part of a group of companies under its predecessor Dutch parent, have unused credit facilities, including letters of credit guarantees to its suppliers, of approximately €1,667 at June 30, 2018, at interest rates determined by the three-month Euribor rate plus 130 basis points. These facilities expired at the date of the acquisition.

I. LEASE COMMITMENTS

Veth leased its office and warehouse space from an affiliate related through prior ownership. On July 1, 2018, as part of the acquisition by Twin Disc, it entered into a new lease agreement, covering the same premises and with the same party for a period of 15 years. Under this agreement, the initial annual lease payment is for €1 million, and subsequently adjusted annually for potential increases based on the published consumer price index. Excluding the impact of this potential inflation-indexed rent increase, Veth Propulsion’s lease commitments are as follows:

2018

2018	€500
2019	1,000
2020	1,000
2021	1,000
2022	1,000
Thereafter	10,500
Total	€15,000